EXHIBIT 99.2

Director Compensation Summary

Set forth below is a summary, as of July 1, 2005, of the compensation paid to the directors of Key Energy Services, Inc. who are not employees of Key:

Retainer Paid to Each Non-Employee Director:	$65,000 per year

Additional Retainer Paid to Lead Director:	$20,000 per year

Additional Retainer Paid to Members of the Audit Committee (other than the chairperson)	$10,000 per year

Chairperson Fee - Audit Committee:	$20,000 per year

Chairperson Fee - Compensation Committee:	$10,000 per year

Chairperson Fee - Corporate Governance and Nominating Committee:	$10,000 per year

Common Stock Awards under 1997 Incentive Plan:	$85,000 per year (2006 award on the date of the first meeting of shareholders and thereafter at annual meeting of shareholders)

The retainers are paid quarterly.